Comparison of change in value of $10,000 investment in The Dreyfus Socially Responsible Growth Fund, Inc.
and the Standard & Poor's 500 Composite Stock Price Index


EXHIBIT A:


                                                    Standard & Poor's 500
 PERIOD     The Dreyfus Socially Responsible          Composite Stock
                 Growth Fund, Inc.                      Price Index*

 10/7/93             10,000                                10,000
12/31/93             10,735                                10,232
12/31/94             10,895                                10,366
12/31/95             14,661                                14,256
12/31/96             17,774                                17,528
12/31/97             22,827                                23,374
12/31/98             29,534                                30,059
12/31/99             38,418                                36,380
12/31/00             34,179                                33,070

          *Source: Lipper Inc.